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                       July 12, 2022

       Harry Vafias
       Chief Executive Officer
       Imperial Petroleum Inc./Marshall Islands
       331 Kifissias Ave
       Erithrea 14561, Athens, Greece

                                                        Re: Imperial Petroleum
Inc./Marshall Islands
                                                            Registration
Statement on Form F-1
                                                            Filed July 6, 2022
                                                            File No. 333-266031

       Dear Mr. Vafias:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at (202) 551-3162 or Irene Barberena-Meissner,
       Staff Attorney, at (202) 551-6548 with any questions.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation
       cc:                                              Finn Murphy, Esq.